Exhibit 99.2

CHASE CORPORATION

Long Term Incentive Plan

Award Design and Grant Process

Fiscal Year Ending August 31, 2018

Key Provisions

1.

There are three reward vehicles:  1) Performance-based restricted stock, 2) Time-vested restricted stock and 3) Stock options.  At least two will be used each year.  For the Chief Executive Officer, Fiscal Year 2018 performance shares will be 50%, time-vested restricted stock will be 25% and stock options will be 25%. For the Chief Financial Officer, Fiscal Year 2018 performance shares will be 67%, and time-vested restricted stock will be 33%.

2.

Time-vested restricted stock is fixed and not subject to performance measures and will vest at the end of the third fiscal year after the grant date (August 31, 2020), subject to grant date, pricing, and termination provisions listed below.

3.	Stock options will be fixed based on a Black-Scholes calculation, and will vest in three equal annual allotments beginning on August 31, 2018, and be exercisable for 10 years.

4.	Performance shares will be in the form of restricted stock subject to performance and other criteria as follows.

•

Performance measures:  Target is earnings per share (EPS) based on Fiscal Year 2018’s budget determined by dividing net income by the number of diluted shares outstanding at August 31, 2017 (end of most recent fiscal year). Actual is net income for the measurement period divided by the same number of diluted shares used in the Target.

•	Performance measurement period: September 1, 2017 through August 31, 2018
•	Vesting: 2 years after performance measurement period (August 31, 2020)
•	Grant date: first day of measurement period
•	Stock price for award: closing price for last trading day prior to grant date
•	Threshold: the point at which an award is earned (80% of the target). Between threshold and target the award increases on a linear basis.
•

Stretch area:  performance in excess of actual EPS for Fiscal Year 2017 (200% for 120% achievement of actual EPS for Fiscal Year 2017) with a cap of 200%.  For achieving performance between actual EPS for Fiscal Year 2017 and cap, the award increases on a linear basis (5% increase over target payout, for every 1% increase above EPS for Fiscal Year 2017).

Example:

•	Individual opportunity is $50,000 at target; performance share opportunity (50%) is $25,000 at target
•	Stock price (8/31/2017) is $25.00
•	Threshold is 80% of target

Performance	Payout % of Target	Vesting Shares	Reward Value
Threshold 80% of target	50%	500	$12,500
Between target and Fiscal Year 2017 actual	100%	1,000	$25,000
Stretch at 120% of Fiscal Year 2017 actual	200%	2,000	$50,000

Plan metrics:  standard performance measures are 80% of target threshold, 100% between target and Fiscal Year 2017 actual and 120% of Fiscal Year 2017 actual maximum.

5.	Termination provisions:

Termination Event	Year	Payment in Shares
Retirement	Pro-rated	Paid as scheduled
Voluntary	All shares forfeit	No payment
Without cause	Pro-rated	Paid as scheduled
With cause	All shares forfeit	No payment
Upon change of control	Acceleration at target	Paid at change of control
Death or disability	Pro-rated	Paid as scheduled

6.	Eligibility: key executives and others

Participant	Opportunity at Target
Adam P. Chase	$566,666
Kenneth J. Feroldi	$171,000

Award opportunities are set annually and the plan is subject to the approval of the Compensation and Management Development (C&MD) Committee and may be modified from time to time.

FY 2018 SCHEDULE

•	Q4 FY17 Board approves continuance of plan and sets grant date
•	Q4 FY17 Goals and awards proposed by management for FY18
•	Q4 FY17 C&MD Committee reviews and approves FY18 plan
•	Q1 FY18 Management presents FY17 plan achievement
•	Q1 FY18 C&MD Committee approves FY17 results
•	Q1 FY19 Management presents FY18 plan achievement
•	Q1 FY19 C&MD Committee approves FY18 results
•	Q4 FY20 Vested FY18 shares are released to participant